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H. J. Heinz Company

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     The following press release was issued by H. J. Heinz Company:

                                “The Good Food Company”

                   FOR RELEASE UPON RECEIPT

Heinz SEC Filing “For the Record” Highlights Company’s Achievements Over the Last
Four Years, the Strength of Company’s Growth Plan, and the Independence of Heinz
Board of Directors

PITTSBURGH, June 28, 2006 – H. J. Heinz Company (NYSE: HNZ) today will submit a filing to the Securities and Exchange Commission that highlights the Company’s record of creating value over the last four years, the strength of the Company’s Superior Value and Growth Plan, the independence of its Board of Directors and new details on Nelson Peltz, Peter May and their record of shareholder lawsuits and public censure by the London Stock Exchange.

The filing, which is posted on www.heinzsuperiorvalue.com, substantiates the following:

Heinz has Dramatically Transformed the Company and Delivered Strong Results in the Last Four Years.

•	Heinz has focused on one strategy since 2002 – concentrating on its three core categories of Ketchup and Sauces; Meals and Snacks; and Infant Food.

•	Since that strategy was launched in December 2002, Heinz’s total shareholder return of 18.9 percent through February 3, 2006 has exceeded the food peer group average of 16.0 percent.

•	Heinz is committed to shareholder value and has returned more than $4.2 billion to shareholders through special and annual dividends, and share repurchases over the past four years.

•	Heinz’s plan is aggressive but realistic and will deliver the highest return for shareholders.

•	Heinz has an engaged, strong and independent Board of Directors, which is committed to holding management accountable and working to create value for all shareholders.

•	Heinz believes that Trian’s nominees will in no way add value to Board deliberations and will put at substantial risk Heinz’s ability to deliver value to all shareholders.

•	Heinz believes a closer review of Trian’s nominees, with their record of shareholder lawsuits, raises the question of whether they will serve their own interests at the expense of other shareholders.

Heinz’s SEC filing, entitled “For the Record,” documents the Company’s accomplishments from fiscal year 2003 through fiscal year 2006, including the following:

•	Heinz sharply focused its portfolio on 3 value-added categories and 11 markets;

•	Boosted U.S. ketchup share to a record 60%;

•	Generated record cash flow of $4.4 billion;

•	Streamlined the organization; and

•	Upgraded its team.

Today’s Heinz filing also includes facts and details about its aggressive but realistic Superior Value and Growth Plan for Fiscal Years 2007 and 2008. Under its two-year Superior Value and Growth plan, Heinz expects to:

•	Introduce 100 new products this year and increase advertising;

•	Reduce costs by $355 million;

•	Repurchase up to $1 billion of Heinz shares;

•	Increase its annual dividend 16.7 percent to $1.40 per common share in fiscal year 2007 and maintain a 60 percent payout ratio going forward;

•	Grow EPS by 10 percent to $2.35 for fiscal year 2007 and a further 8 percent to $2.54 in fiscal year 2008.

The Heinz Board of Directors is Strong and Independent

The current Heinz Board is diverse, engaged, independent, and focused on performance. The Heinz Board has added two new directors in the past seven months and one-third of the Board is new within the last three years. Additionally, the majority of the Heinz directors have a successful record running multi-national companies and serving as Directors of other large public companies. The Heinz Board has a corporate governance rating of 97.7% from Institutional Shareholder Services (ISS), meaning the Company outperformed 97.7% of the companies in the S&P 500. All Heinz Directors, excluding Mr. Johnson, meet the New York Stock Exchange’s standards for Board independence.

Heinz Believes That Trian Will Not Add Value to the Heinz Board or the Heinz Shareholders

The Heinz filing includes responses by Heinz to specific claims made by Trian. Heinz believes that Trian’s proposals show a lack of operational proficiency on the part of their nominees, give reason to doubt their nominees’ collaborative abilities, demonstrate a willingness on the part of their nominees to say whatever they need to say to get elected, and contain repeated misrepresentations of the facts. Specifically, the filing and Heinz’s web site detail why Heinz believes:

•	Trian’s “plan” for Heinz is vague and unrealistic
•	Trian proposes an unrealistic level of SG&A cuts based on theoretical and simplistic assumptions
•	Trian has underestimated the level of COGS savings that Heinz expects to achieve
•	Trian’s proposed D&A reduction is misguided and based on vaguely sourced and inaccurate benchmarking to arrive at an irresponsibly high D&A reduction number
•	Trian proposes using Heinz as a test case for a transformation of the cost structure of the entire packaged food industry
•	Trian’s only proposed specific growth initiative (ketchup dip cups) shows a surprising lack of knowledge of publicly available information, considering the fact that Heinz already sells over 300 million dip cups annually, including nearly 200 million to McDonald’s
•	Trian nominees have their own unrealistic plan and will not help Heinz execute its plan. Heinz believes that Trian’s conduct in this situation demonstrates that they will not be constructive in helping to create value for shareholders
•	Heinz also notes that Trian itself suggests that its guarantees and assurances count for little because, as it stated on June 22, 2006, “members of the Trian Group reserve the right to change any of their opinions expressed herein at any time, as they deem appropriate.”
•	Trian grossly overstates the accretion of their proposed share repurchase and would leave Heinz in a worse position (See record on Cracker Barrel and Wendy’s).

Heinz believes it has the right Directors on its Board, and that all Heinz Directors have demonstrated their ability to hold management accountable and ensure proper development and implementation of aggressive but realistic strategic plans. In Heinz’s view, Trian’s nominees would represent a single voting bloc that Heinz expects would act in Trian’s interest, rather than the interest of all shareholders.

Peltz/Trian Nominees – Their Record of Shareholder Lawsuits and Pattern of Alleged Self-Dealing That Continues to this Day

The Heinz filing, “For the Record,” documents a continuing multi-decade record of Mr. Peltz and Mr. May that includes their record of:

•	Shareholder lawsuits

•	Pattern of alleged self-dealing
•	Public censure by the London Stock Exchange

Heinz believes, based on its due diligence and publicly available court records and other public documents, that Messrs. Peltz and May’s past conduct raises the question of whether they will try to enrich themselves at the expense of other shareholders. In addition, based on independent governance assessments and other data, Heinz believes that the Peltz-Trian nominees fail to meet the Company’s corporate governance standards.

The Heinz filing documents the record of Mr. Peltz and Mr. May in the cases of five public companies: Triangle Industries Inc., Mountleigh Group plc, Triarc Companies, Inc., and more recently, CBRL Group and Wendy’s International Inc.

Heinz has submitted this filing to the SEC because the Company wants to provide all of its shareholders with facts and public information about Mr. Peltz, Mr. May and Trian Group (which represents their interests and includes their Cayman Islands-based hedge fund). Heinz believes that much of this information was not fully disclosed in the preliminary proxy statement filed on June 22, 2006 by Trian which is attempting, with only 5.5 percent (actually 3.9% if the holdings of the Sandell entities are excluded) of the shares of Heinz, to gain control of more than 40% of the Heinz Board with five nominees, including Mr. Peltz, Mr. May, Mr. Peltz’s son-in-law, a former employee, and a close personal friend.

Based on its discussions with Mr. Peltz, Mr. May and Trian, Heinz’s examination of their record, as well as Trian’s filings in this matter, Heinz believes that their nominees will in no way add value to Board deliberations. Heinz also believes that Mr. Peltz, Mr. May and Trian cannot work collaboratively, given their history of conflict with shareholders, their conduct in this situation (including numerous factual misrepresentations), and their unproven track record in situations where they own only a small minority of the outstanding shares. As previously disclosed, on May 24, 2006 the Heinz Board of Directors unanimously rejected the demand by Mr. Peltz, Mr. May and Trian for representation on the Heinz Board.

TRIANGLE INDUSTRIES

Mr. Peltz and Mr. May were sued by shareholders of Triangle Industries, Inc. for allegedly using their insider positions to cheaply increase their personal stake prior to the sale of the company to Pechiney in 1988. The lawsuits alleged that Mr. Peltz and Mr. May committed fraud and breach of fiduciary duty by causing another company they controlled to purchase shares from Triangle’s public shareholders for only $33.50 per share at a time when Messrs. Peltz and May knew that Pechiney was interested in acquiring the company. Pechiney ultimately acquired Triangle for $56 per share, which resulted in an $834 million gain for Messrs. Peltz and May.

The suits alleged further that Messrs. Peltz and May’s filings with the SEC during this period represented that there were no plans or proposals to sell any material amount of assets of Triangle.

Lawsuits were ultimately settled by Messrs. Peltz and May and Pechiney for at least $70 million.

THE MOUNTLEIGH GROUP AND THE LONDON STOCK EXCHANGE CENSURE

Mr. Peltz and Mr. May received a public censure by the London Stock Exchange in 1991 for trading in shares of Mountleigh Group plc while they possessed unpublished price-sensitive information about the company. Mr. Peltz and Mr. May, who were respectively Chairman and Managing Director of this British company, were subsequently sued in 1993 by a major shareholder of Mountleigh alleging common law fraud.

In May 1991, companies owned by Mr. Peltz and Mr. May sold 50% of their stake in Mountleigh to the Gordon P. Getty Family Trust in a private sale. Less than two months later, Mountleigh reported disappointing results and Mountleigh’s stock lost over 30% of its value. The London Stock Exchange later announced on August 15, 1991, the public censure of Mr. Peltz and Mr. May after determining that they dealt in Mountleigh securities “during the close period preceding the release of its preliminary results; and whilst they were in possession of unpublished price-sensitive information in relation to Mountleigh’s securities.”

In 1993, the Getty Trust sued Mr. Peltz, Mr. May and others for common law fraud. Among other things, the Getty suit claimed that the defendants misrepresented Mountleigh’s financial state. Mountleigh went into receivership on May 25, 1992. The parties eventually settled for an undisclosed amount.

TRIARC COMPANIES – FRANCHISOR OF ARBY’S RESTAURANT SYSTEM

Mr. Peltz and Mr. May returned $5 million to Triarc Companies, Inc. and surrendered 775,000 Triarc stock options in 2000 under a settlement of a class-action lawsuit that shareholders filed against the company’s board of directors in 1997.

The lawsuit was filed after the board of Triarc, the franchisor of the Arby's® restaurant system, awarded cash bonuses and stock options between 1994 and 1997 to Mr. Peltz, Triarc’s chairman and CEO, and Mr. May, who serves as president and chief operating officer. In the lawsuit, shareholders alleged that Triarc’s proxy statement in 1994 failed to disclose that Triarc’s board “covertly reserved the right” to award Mr. Peltz and Mr. May additional compensation beyond that approved in the 1994 plan. The plaintiffs also alleged that Triarc’s 1994 proxy statement misrepresented the value of performance options to be issued under the plan as $32 million, rather than $42 million.

The independent proxy voting advisor, Proxy Governance, on June 5, 2006 termed executive pay practices at Triarc “excessive” and urged shareholders to withhold votes for four directors on Triarc’s compensation committee. Proxy Governance’s criticism focused on stock options granted to Mr. Peltz and Mr. May.

“The average three-year compensation paid to the CEO is 396% above the median paid to CEOs at peer companies,” Proxy Governance said.

CBRL GROUP

Heinz believes that Mr. Peltz’s recent involvement with CBRL Group demonstrates a self-interested and short-term view.

During the fourth quarter of 2005, Mr. Peltz quietly acquired a 4.9% interest in Cracker Barrel’s parent company, CBRL Group. In the first quarter of 2006, following apparent pressure from Mr. Peltz, CBRL announced strategic initiatives including a significant leveraging of the balance sheet through a Dutch auction share repurchase. CBRL completed the Dutch auction in May 2006, repurchasing about 35% of its outstanding shares at $42 per share. CBRL incurred significant new debt and its credit rating was lowered as a result.

From SEC filings and financial industry reports, it is evident that Mr. Peltz sold his entire stake in CBRL by the end of the first quarter of 2006 after less than six months as a shareholder, at a likely substantial profit for himself.

Today, CBRL shares trade at levels similar to those before Mr. Peltz’s involvement and the company now carries a substantial new debt load.

WENDY’S

Trian obtained seats on Wendy’s Board on March 2, 2006 – hardly enough time, in the view of Heinz, to say that Wendy’s is an example of a “proven track record,” as claimed by Trian. In fact, on June 27, 2006, Wendy’s “warned that its second quarter earnings would be hurt by charges for its cost-cutting plan and lower-than-expected sales.” On June 28, Wendy’s debt was downgraded to “junk status” by Standard & Poor’s citing, among other factors, the company’s “more aggressive financial policy.”

Heinz believes Peltz/Trian nominees fail to meet the required corporate governance standards

Mr. Peltz and his nominees do not meet the qualifications and standards for directorship or independence as set forth in Heinz’s Corporate Governance Principles. Each of the Trian nominees is an employee, relative or close personal friend of Mr. Peltz:

•	Peter May has been Mr. Peltz’s business partner for 30 years
•	Edward Garden is Mr. Peltz’s son-in-law
•	Greg Norman has described Mr. Peltz as “one of his closest friends”
•	Michael Weinstein is a former employee and business associate of Mr. Peltz

In addition, the Trian nominees, if elected, would collectively represent a 42% bloc on the Heinz Board, even though Peltz and Trian own only 5.5% of Heinz shares.

Triarc received a corporate governance rating of 21.5, exceeding only 21.5% of all companies in the S&P SmallCap 600 and ranking it in the bottom quartile. Separately, Corporate Library gave Triarc an “F” on overall board effectiveness – the lowest possible rating.

To view this entire Heinz filing, “For the Record,” visit www.heinzsuperiorvalue.com, where shareholders may also view news releases and presentations regarding the Company’s Superior Value and Growth Plan.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

•	sales, earnings, and volume growth,
•	general economic, political, and industry conditions,
•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,
•	the ability to identify and anticipate and respond through innovation to consumer trends,
•	the need for product recalls,
•	the ability to maintain favorable supplier relationships,
•	currency valuations and interest rate fluctuations,
•	change in credit ratings,
•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,
•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,
•	the ability to successfully complete cost reduction programs,
•	the results of shareholder proposals,
•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,
•	the ability to effectively integrate acquired businesses, new product and packaging innovations,
•	product mix,
•	the effectiveness of advertising, marketing, and promotional programs,
•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,
•	supply chain efficiency,
•	cash flow initiatives,
•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,
•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,
•	the success of tax planning strategies,
•	the possibility of increased pension expense and contributions and other people-related costs,
•	the possibility of an impairment in Heinz’s investments, and

•	other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

On June 15, 2006, Heinz filed a preliminary proxy statement in connection with its 2006 annual meeting of shareholders. Prior to the annual meeting, Heinz will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Heinz shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain Heinz’s preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s preliminary proxy statement filed with the Securities and Exchange Commission on June 15, 2006.

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com
Investors:
Jack Runkel: 412-456-6034